Exhibit 99.1

NEWS RELEASE

Contact:    John A. Maurer

Vice President,

Treasurer and Investor Relations

Foot Locker, Inc.

(212) 720-4092

FOOT LOCKER, INC. REPORTS 2015 SECOND QUARTER RESULTS

•               Net Income of $119 Million, a 29 Percent Increase

•               Earnings Per Share Increased 33 Percent to $0.84

•               Comparable-Store Sales Increased 9.6 Percent

•               Gross Margin Rate Improved 60 Basis Points

•               SG&A Rate Improved 140 Basis Points

NEW YORK, NY, August 21, 2015 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its second quarter ended August 1, 2015.

Second Quarter Results

Net income for the Company’s second quarter ended August 1, 2015 was $119 million, or $0.84 per share, compared with net income of $92 million, or $0.63 per share, last year, a 33 percent increase. Second quarter comparable-store sales increased 9.6 percent. Total sales increased 3.3 percent, to $1,695 million this year, compared with sales of $1,641 million for the corresponding prior-year period. Excluding the effect of foreign currency fluctuations, total sales for the second quarter increased 9.9 percent.

“We extended the momentum with which we started 2015, generating outstanding quarterly sales and profits in the second quarter,” said Richard Johnson, President and Chief Executive Officer. “We continued to achieve broad-based and consistent strength across geographies, banners, channels, and categories. While we work every day to build on our position as a leading global retailer in the athletic industry and produce consistent improvement in our operational and financial performance, I want to pause to acknowledge the incredible team we have at our Company and thank each of them for their contributions in producing these excellent first half results.”

The Company’s gross margin rate improved to 32.6 percent of sales from 32.0 percent a year ago, while the selling, general, and administrative expense rate improved to 19.5 percent of sales from 20.9 percent. “With the strong top line gain, the team at Foot Locker was able to flow the incremental sales dollars through to the bottom line at a very healthy rate, leading to good progress on all of our long-term goals,” said Lauren Peters, Executive Vice President and Chief Financial Officer. “Meanwhile, we continue to invest capital carefully in future growth opportunities, while also maintaining a meaningful return of cash to our shareholders through our dividend and share repurchase programs.”

Year-To-Date Results

Net income for the Company’s first six months of the year increased to $303 million, or $2.14 per share, compared to net income of $254 million, or $1.73 per share, for the corresponding period in 2014. Earnings per share for the six-month period increased 24 percent compared to the same period in 2014. Year-to-date sales were $3,611 million, an increase of 2.9 percent compared to sales of $3,509 million in the corresponding six-month period of

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

2014. Year-to-date comparable store sales have increased 8.7 percent. Excluding the effect of foreign currency fluctuations, total sales year-to-date have increased 8.9 percent.

Financial Position

At August 1, 2015, the Company’s merchandise inventories were $1,317 million, 1.3 percent lower than at the end of the second quarter last year. Using constant currencies, inventory increased 3.3 percent.

The Company’s cash totaled $970 million, while the debt on its balance sheet was $132 million. The Company spent approximately $76 million to repurchase 1.2 million shares during the quarter and paid its quarterly stock dividend of $0.25, spending $35 million.

Store Base Update

During the second quarter, the Company opened 21 new stores, remodeled or relocated 65 stores, and closed 21 stores. As of August 1, 2015, the Company operated 3,419 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 48 franchised Foot Locker stores were operating in the Middle East and South Korea, as well as 27 franchised Runners Point and Sidestep stores in Germany and Switzerland.

The Company is hosting a live conference call at 9:00 a.m. (EDT) today, August 21, 2015, to review these results, provide comments on the status of its current initiatives, and discuss trends in its business and the athletic industry. This conference call may be accessed live by dialing 1-800-745-9830 (U.S. and Canada) or +44 208-196-2146 (International), or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to download any necessary software. A replay of the call will be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com through September 4, 2015.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution.

For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2014 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended August 1, 2015 and August 2, 2014

(In millions, except per share amounts)

	Second Quarter 2015	Second Quarter 2014	YTD 2015	YTD 2014
Sales	$1,695	$1,641	$3,611	$3,509

Cost of sales	1,142	1,116	2,388	2,338
SG&A	331	343	676	698
Depreciation and amortization	36	36	71	72
Impairment and other charges (1)	-	2	-	3
Interest expense, net	1	1	2	2
Other Income	-	(1)	(1)	(2)
	1,510	1,497	3,136	3,111

Income before taxes	$185	$144	$475	$398
Income tax expense	66	52	172	144
Net income	$119	$92	$303	$254

Diluted EPS	$0.84	$0.63	$2.14	$1.73

Weighted-average diluted shares outstanding	141.3	146.4	141.7	147.0

Reconciliation of GAAP to Non-GAAP results	Second Quarter 2014		YTD 2014
	After		After
	Tax	EPS	Tax	EPS

GAAP net income	$ 92	$ 0.63	$254	$ 1.73

After-tax adjustments:
RPG integration costs (2)	-	-	1	-
Impairment and other charges(1)	1	0.01	2	0.02

Non-GAAP results	$ 93	$ 0.64	$ 257	$1.75

Footnote to explain adjustments in 2014

(1)	For the second quarter of 2014, represents the impairment of the CCS trade name. YTD 2014 also includes the impairment of a trade name.
(2)	Integration costs associated with the Runners Point Group.

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	August 1, 2015	August 2, 2014
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$ 970	$ 957
Merchandise inventories	1,317	1,335
Other current assets	268	260
	2,555	2,552

Property and equipment, net	644	604
Deferred tax assets	222	247
Other assets	283	295
	$ 3,704	$ 3,698

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$ 359	$ 392
Accrued and other liabilities	380	356
Current portion of capital lease obligations	2	3
	741	751

Long-term debt and obligations under capital leases	130	134
Other liabilities	254	231
SHAREHOLDERS’ EQUITY	2,579	2,582
	$ 3,704	$ 3,698

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FOOT LOCKER, INC.

Store and Square Footage

(unaudited)

Store activity is as follows:

	January 31, 2015	Opened	Closed	August 1, 2015	Relocations/Remodels
Foot Locker US	1,015	6	24	997	33
Foot Locker Europe	603	4	5	602	16
Foot Locker Canada	126	1	1	126	5
Foot Locker Asia Pacific	91	3	-	94	2
Lady Foot Locker/SIX:02	213	7	15	205	-
Kids Foot Locker	357	20	7	370	28
Footaction	272	6	5	273	9
Champs Sports	547	6	4	549	26
Runners Point	116	3	-	119	1
Sidestep	83	2	1	84	-
Total	3,423	58	62	3,419	120

Selling and gross square footage are as follows:

	January 31, 2015		August 1, 2015
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,494	4,298	2,491	4,299
Foot Locker Europe	846	1,839	852	1,856
Foot Locker Canada	270	422	276	430
Foot Locker Asia Pacific	125	204	127	208
Lady Foot Locker/SIX:02	299	501	291	490
Kids Foot Locker	529	912	578	989
Footaction	789	1,258	794	1,267
Champs Sports	1,913	2,927	1,931	2,949
Runners Point	143	244	154	251
Sidestep	75	129	78	130
Total	7,483	12,734	7,572	12,869

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